FORM OF CUSTODIAN SERVICES AGREEMENT

      THIS AGREEMENT is made as of _________ __, 2009 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware ("PFPC Trust"), and EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TI 2), LLC, a Delaware limited liability company (the "Company").

                              W I T N E S S E T H:

      WHEREAS, the Company wishes to retain PFPC Trust to provide custodian services to the Company and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    DEFINITIONS. As used in this Agreement:

      (a) "AUTHORIZED PERSON" means any officer of the Company and any other person authorized by the Company's Board of Managers to give Oral or Written Instructions on behalf of the Company. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (b) "BOARD OF MANAGERS" shall have the same meaning as set forth in the Company's limited liability company agreement, as may be amended from time to time ("Limited Liability Company Agreement").

      (c) "BOOK-ENTRY SYSTEM" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the Securities Exchange Act of 1934.

      (d) "MEMBERS" shall have the same meaning as set forth in the Limited Liability Company Agreement.


      (e) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC Trust from an Authorized Person or from a person reasonably believed by PFPC Trust to be an Authorized Person. PFPC Trust may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

      (f)     "PFPC  TRUST"  means  PFPC   Trust  Company  or  a  subsidiary  or
              affiliate of PFPC Trust  Company.

      (g) "INTERESTS" mean the shares of beneficial interest of any series or class of the Company.

      (h)     "PROPERTY" means:
              (i) any and all securities and other investment items which the Company may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Company;

              (ii) all income in respect of any of such securities or other investment items;

              (iii) all proceeds of the sale of any of such securities or investment items; and

              (iv) all proceeds of the sale of securities issued by the Company, which are received by PFPC Trust from time to time, from or on behalf of the Company.

      (i) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by two Authorized Persons (or persons reasonably believed by PFPC Trust to be Authorized Persons) and received by PFPC Trust or (ii)
              trade   instructions   transmitted   by  means  of  an
              electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Company hereby appoints PFPC Trust to provide custodian services to the Company as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services.

3. COMPLIANCE WITH LAWS. PFPC Trust undertakes to comply with material applicable requirements of the material laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust. Except as specifically set forth herein, PFPC Trust assumes no responsibility for such compliance by the Company or any other entity.

4.    INSTRUCTIONS.
      (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives pursuant to this Agreement. PFPC Trust may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Company or of any vote, resolution or proceeding of the Company's Board of Managers or of the Company's Members, unless and until PFPC Trust receives Written Instructions to the contrary.

      (c) The Company agrees to forward to PFPC Trust Written Instructions confirming

            Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral
            Instructions or PFPC Trust's ability to rely upon such Oral Instructions.

5.    RIGHT TO RECEIVE ADVICE.

      (a) ADVICE OF THE COMPANY. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Company.

      (b) ADVICE OF COUNSEL. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may request advice from counsel of its own choosing (who may be counsel for the Company, the Company's investment adviser or PFPC Trust, at the option of PFPC Trust).

      (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Company, and the advice it receives from counsel, PFPC Trust shall be entitled to rely upon and follow the advice of counsel.

      (d) PROTECTION OF PFPC TRUST. PFPC Trust shall be indemnified by the Company and without liability for any action PFPC Trust takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from or on behalf of the Company or from counsel and which PFPC Trust believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions.

6. RECORDS; VISITS. The books and records pertaining to the Company, which are in the possession or under the control of PFPC Trust, shall be the property of the Company. Such books and records shall be prepared and maintained as required by the applicable securities laws, rules and regulations. The Company and Authorized Persons shall have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Company, copies of any such books and records shall be provided by PFPC Trust to the Company or to an authorized representative of the Company, at the Company's expense.

7. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Company or PFPC Trust, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Company or PFPC Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is already known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) it is released by the protected party to a third party without restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) release of such information by PFPC Trust is necessary or desirable in connection with the provision of services under this Agreement; (g) it is Company information provided by PFPC Trust in connection with an independent third party compliance or other review; (h) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (i) it has been or is independently developed or obtained by the receiving party. The provisions of this
      Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination. PFPC Trust will not gather, store, or use any Customer Information (as defined below), and will not disclose, distribute, sell, share, rent or otherwise transfer any Customer Information to any third party, except (i) as provided in this Agreement;
      (ii) as PFPC Trust may be directed in advance in writing by the Company or as required in connection with the provision of services under this Agreement; or (iii) as permitted or required by applicable law. PFPC Trust represents, covenants, and warrants that PFPC Trust will use Customer Information only in compliance with: (a) this Agreement; (b) any Company privacy policies provided to PFPC Trust and accepted by PFPC Trust; and
      (c) all applicable laws, policies and regulations (including but not limited to applicable laws, policies and regulations related to spamming, privacy, and consumer protection). As soon as PFPC Trust no longer needs to retain such Customer Information in order to perform its duties under this Agreement, PFPC Trust will upon request and at the Company's expense, promptly return or (if so instructed by the Company in writing) destroy all originals and copies of such Customer Information, except to the extent PFPC Trust is prohibited by law from doing so. "Customer Information" means all disclosed "non-public personal information" (as such term is defined by Regulation S-P, 17 CFR Part 248.11), however collected, including without limitation, through "cookies", Web bugs or non-electronic means, pertaining to or identifiable to a "customer", as such term is defined by Regulation S-P, 17 CFR Part 248.11.

8. COOPERATION WITH ACCOUNTANTS. PFPC Trust shall cooperate with the Company's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Company.

9. PFPC SYSTEM. PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Company.

10. DISASTER RECOVERY. PFPC Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC Trust shall, at no additional expense to the Company, take reasonable steps to minimize service interruptions.

11.   COMPENSATION.

      (a) As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Company will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Company and PFPC Trust. The Company acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

      (b) The undersigned hereby represents and warrants to PFPC Trust that the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC Trust or to the adviser or sponsor to the Company in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC Trust to such adviser or sponsor or any affiliate of the Company relating to this Agreement have been fully disclosed to the Board of Managers and that, if required by applicable law, such Board of Managers has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

12.   INDEMNIFICATION.

      (a) The Company agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under any laws, rules and regulations) (Collectively, "Losses"), arising directly or indirectly from any action or omission to act which PFPC Trust takes in connection with the provision of services to the Company. Neither PFPC Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC Trust's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC Trust's activities under this Agreement.

      (b) PFPC Trust will indemnify and hold harmless the Company from all Losses incurred by the Company to the extent (and only to the extent) that such Losses arise out of PFPC Trust's (i) uncured material breach of its duties and obligations under this Agreement;
             (ii)  willful   misfeasance;   (iii)  bad  faith;   or  (iv)  gross
             negligence.

      (c) The provisions of this Section 12 shall survive termination of this Agreement.

13.   RESPONSIBILITY OF PFPC TRUST.

      (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Company except as specifically set forth herein or as may be specifically agreed to by PFPC Trust and the Company in a written amendment hereto. PFPC Trust shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages arising out of PFPC

             Trust's failure to perform its duties under this Agreement and only to the extent such damages arise out of PFPC Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement.

      (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement to the contrary, neither PFPC Trust nor its affiliates shall be liable for any consequential, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by PFPC Trust or its affiliates.

      (d) Notwithstanding anything in this Agreement to the contrary, the the Company and its affiliates shall not be liable for any consequential, special or indirect losses or damages whether or not the likelihood of such losses or damages was known by the Company or its affiliates.

      (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (f) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)(4) and
             Section 14(h)(iii)(A) of this Agreement), the Company shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Company shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

      (g) The provisions of this Section 13 shall survive termination of this Agreement.

      (h) Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall have no liability either for any error or omission of any of its predecessors as servicer on behalf of the Company or for any failure to discover any such error or omission, unless such predecessor is an affiliate of PFPC Trust or The PNC Financial Services Group, Inc.

14.   DESCRIPTION OF SERVICES.

      (a) DELIVERY OF THE PROPERTY. The Company will deliver or arrange for for delivery to PFPC Trust, all the Property owned by the Company, including cash received as a result of the purchase of Interests, during the period that is set forth in this Agreement. PFPC Trust will not be responsible for any assets until actual receipt.

      (b) RECEIPT AND DISBURSEMENT OF MONEY. PFPC Trust, acting upon Written Instructions, shall open and maintain an account for the Company (the "Account") and shall maintain in the Account all cash and other assets received from or for the account of the Company specifically designated to such Account.

             PFPC Trust shall make cash payments from or for the Account only for:

             (i) purchases of securities in the name of the Company, PFPC Trust or PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of (A) the subscription document, or (B) the broker's or dealer's confirmation, or (C) payee's invoice, as appropriate;

             (ii)   the repurchase of Interests of the Company;

             (iii) payment of, subject to Written Instructions, interest, taxes, (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by Section 14(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Company;

             (iv) payment to, subject to receipt of Written Instructions, the Company's administrator, as agent for the Members, of an amount equal to the amount of any distributions stated in the Written Instructions to be distributed in cash by the administrator to Members, or, in lieu of paying the Company's administrator, PFPC Trust may arrange for the direct payment of cash dividends and distributions to Members in accordance with procedures mutually agreed upon from time to time by and among the Company, PFPC Trust and the Company's administrator;

             (v) payments, upon receipt of Written Instructions signed by one Authorized Person, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Company and held pursuant to this Agreement or delivered to PFPC Trust;

             (vi) payments of, subject to receipt of Written Instructions signed by one Authorized Person, the amounts of dividends received with respect to securities sold short;

             (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

            (viii)  other payments, upon Written Instructions.

         PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Account.



         (c)     RECEIPT OF SECURITIES; SUBCUSTODIANS.

                 (i) PFPC Trust shall hold all securities received by it for the Account in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such securities shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Company's Board of Managers, or any officer, employee or agent of the Company withdraw any securities.

                       At PFPC Trust's own expense and for its own convenience, PFPC Trust may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. Any such arrangement will not be entered into without prior written notice to the Company.

                       In addition, PFPC Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Company.

                 Sub-custodians utilized by PFPC Trust may be subsidiaries or affiliates of PFPC Trust, and such entities will be compensated for their services at such rates as are agreed between the entity and PFPC Trust. PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC
                 Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

         (d)     TRANSACTIONS   REQUIRING   STRUCTIONS.  Upon  receipt  of  Oral

                 Instructions or Written Instructions and not otherwise, PFPC Trust, shall:

                (i) deliver any securities held for the Company against the receipt of payment for the sale of such securities or otherwise in accordance with standard market practice;

                (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments received by PFPC Trust as custodian whereby the authority of the Company as owner of any securities may be exercised;

                (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust;

                (iv) deliver any securities held for the Company against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

                (v) deliver any securities held for the Company to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

                (vi) make such transfer or exchanges of the assets of the Company and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Company;

                (vii) release securities belonging to the Company to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Company; provided, however, that securities shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

                (viii) release and deliver securities owned by the Company in connection with any repurchase agreement entered into by the Company, but only on receipt of payment therefor; and pay out monies of the Company in connection with such repurchase agreements, but only upon the delivery of the securities;

                (ix) release and deliver or exchange securities owned by the Company in connection with any conversion of such
                        securities,   pursuant  to  their   terms,   into  other
                        securities;

                (x) release and deliver securities to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

                (xi)   release  and  deliver securities owned by the Company for
                        the purpose of redeeming in kind Interests of the Company upon delivery thereof to PFPC Trust; and

               (xii) release and deliver or exchange securities owned by the Company for other purposes.

         (e) USE OF BOOK-ENTRY SYSTEM OR OTHER DEPOSITORY. PFPC Trust will deposit in Book-Entry Systems and other depositories all securities belonging to the Company eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of securities by the Company, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

         PFPC Trust shall administer the Book-Entry System or other depository as follows:

                (i) With respect to securities of the Company which are maintained in the Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise those securities as belonging to the Company.

                (ii) Assets of the Company deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

                PFPC Trust will provide the Company with such reports on its own system of internal control as the Company may reasonably request from time to time.

         (f)    REGISTRATION  OF  SECURITIES.  All  securities   held  for  the
                Company which are issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other securities maintained for the Company may be registered in the name of the Company, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominees of the Company, PFPC Trust, Book-Entry System, depository or sub-custodian. The Company reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the securities of the Company. The Company agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may maintain for the Account. With respect to uncertificated securities which are registered in the name of the Company (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary PFPC Trust shall not be obligated to safekeep such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.

         (g) VOTING AND OTHER ACTION. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Company, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian to the registered holder of such securities. If the registered holder is not the Company, then Written Instructions or Oral Instructions must designate the person who owns such securities.

         (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions:

                (i)   COLLECTION OF INCOME AND OTHER PAYMENTS.

                       (A) collect and receive for the account of the Company, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Company of such receipt and credit such income to the Company's custodian account;

                       (B) endorse and deposit for collection, in the name of the Company, checks, drafts, or other orders for the payment of money;

                       (C) receive and hold for the account of the Company all securities received as a distribution on the Company's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Company and held by PFPC Trust hereunder;


                       (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed, or retired, or otherwise become payable (on a mandatory basis) on the date such securities become payable; and

                       (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

                (ii)    MISCELLANEOUS TRANSACTIONS.

                        (A) PFPC Trust is authorized to deliver or cause to be
                            delivered   Property   against   payment   or  other
                            consideration or written receipt therefor in the following cases:

                            (1) for examination by a broker or dealer selling for the account of the Company in accordance with street delivery custom;

                            (2)   for  the  exchange  of  interim  receipts  or
                                  temporary     securities     for    definitive
                                  securities; and

                            (3) for transfer of securities into the name of the Company on behalf of the Company or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PFPC Trust.

                        (B) PFPC Trust shall:

                            (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Company;

                            (2) collect interest and cash dividends received, with notice to the Company, for the account of the Company;

                            (3)   hold for the account of the Company all stock
                                  dividends,   rights  and  similar   securities
                                  issued with respect to any securities held by PFPC Trust; and

                            (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Company all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Company's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

                (iii)   OTHER MATTERS.

                        (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                        (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

         (i)    SEGREGATED ACCOUNTS.

                      PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Company. Such accounts may be used to transfer cash and securities, including securities in a Book-Entry System or other depository:

                      (A) for the purposes of compliance by the Company with the procedures required by a securities, futures or option exchange; and

                      (B) upon receipt of Written Instructions, for other purposes.

         (j)    PURCHASES  OF  SECURITIES. PFPC  Trust  shall  settle  purchased
                securities  upon  receipt   of  Oral  Instructions  or   Written
                Instructions that specify:

                (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

                (ii) the number of shares or the principal amount purchased and accrued interest, if any;

                (iii)   the date of purchase and settlement;

                (iv)    the purchase price per unit;

                (v)     the total amount payable upon such purchase; and

                (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Company (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Company the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

         (k) SALES OF SECURITIES. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

                (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

                (ii) the number of shares or principal amount sold, and accrued interest, if any; (iii) the date of trade and settlement;

                (iv)    the sale price per unit;

                (v)     the total amount payable to the Company upon such sale;

                (vi) the name of the broker through whom or the person to whom the sale was made; and

                (vii) the location to which the security must be delivered and delivery deadline, if any.

         PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Company upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form which is consistent with standard industry practice and may deliver assets and arrange for payment in accordance with standard market practice.

        (l)    REPORTS; PROXY MATERIALS.

               (i) PFPC Trust shall furnish to the Company the following reports:

                      (A) such periodic and special reports as the Company may reasonably request;

                      (B) a monthly statement summarizing all transactions and entries for the account of the Company, listing each portfolio security belonging to the Company (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Company at the end of such month;

                      (C)   the   reports   required  to   be  furnished to  the
                            Company pursuant to Rule 17f-4 of the Investment Company Act of 1940, as amended; and

                      (D) such other information as may be agreed upon from time to time between the Company and PFPC Trust.



               (ii) PFPC Trust shall transmit promptly to the Company any proxy statement, proxy material, notice of a call or conversion, other corporate action or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Company as to such actions or events.

      (m) CREDITING OF ACCOUNT. PFPC Trust may in its sole discretion credit the Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in the

               Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust credits the Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Company. The Company hereby grants to PFPC Trust and to each sub-custodian utilized by PFPC Trust in connection with providing services to the Company a first priority contractual possessory security interest in and a right of setoff against the assets maintained hereunder in the amount necessary to secure the return and payment to PFPC Trust and to each such sub-custodian of any advance or credit made by PFPC Trust and/or by such sub-custodian (including reasonable charges related thereto).

               Notwithstanding anything in this Agreement to the contrary, PFPC Trust shall be entitled to assign any rights it has under this sub-section (m) to any sub-custodian utilized by PFPC Trust in connection with providing services to the Company which sub-custodian makes any credits or advances with respect to the Company.

      (n) COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Company. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Company in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Company. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Company as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Company with periodic status reports of such income collected after a reasonable time.

      (o) EXCESS CASH SWEEP. PFPC Trust will, consistent with applicable law, sweep any net excess cash balances daily into an investment vehicle or other instrument designated in Written Instructions, so long as the investment vehicle or instrument is acceptable to PFPC Trust, subject to a fee, paid to PFPC Trust for such service, to be agreed between the parties. Such investment vehicle or instrument may be offered by an affiliate of PFPC
               Trust or by a PFPC Trust client and PFPC Trust may receive compensation therefrom.

      (p) FOREIGN EXCHANGE. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

15.   DURATION AND TERMINATION.

      (a) The term of this Agreement is for an initial term beginning from the date of this Agreement and continuing through the close of business two (2) years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year ("Renewal Terms"). Either Party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew. Notice of termination must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event the Company gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by the Company.

      (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within sixty (60) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving sixty
               (60) days' written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PFPC to be reimbursed for all of its out-of-pocket expenses and its normal monthly fees or other obligations due it. In all cases, termination by the
               Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.


      (c) Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party:
               (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five
               (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.


      (d) In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the Members of the Company to dissolve or to function without a custodian of its cash, securities or other property), PFPC Trust shall not deliver cash, securities or other property of the Company, except for the books and records of the Company, to the Company. It may deliver them to a bank or trust company of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Company to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation fees and expenses associated with deconversion or conversion to another service provider and other trailing expenses incurred by PFPC Trust). PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

16.      [RESERVED].

17.      NOTICES.  Notices  shall  be  addressed   (a) if  to   PFPC  Trust  at
         8800 Tinicum Boulevard,  4th Floor,  Philadelphia,  Pennsylvania 19153,
         Attention: Sam Sparhawk (or such other address as PFPC Trust may inform the Company in writing); (b) if to the Company, at Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC, c/o U.S. Trust Hedge Fund Management, Inc., 225 High Ridge Road, Stamford, CT 06905,
         Attention: Chief Financial Officer (or such other address as the Company may inform PFPC Trust in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic delivery, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18.      AMENDMENTS.   This  Agreement, or  any  term  hereof,  may  be  changed
         or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Company thirty (30) days' prior written notice of such assignment or delegation.

20.      COUNTERPARTS.   This  Agreement  may  be   executed  in  two  or  more
         counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21.      MISCELLANEOUS.

         (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

         (b) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Company or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

         (c) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Company agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without the prior written approval of PFPC Trust, which approval shall not be unreasonably withheld or delayed.


         (d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (e) INFORMATION. The Company will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Company.

         (f) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware in the United States and governed by Delaware law, without regard to principles of conflicts of law.

         (g) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (h) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (i) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         (j) CUSTOMER IDENTIFICATION PROGRAM NOTICE. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Company's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                     PFPC TRUST COMPANY


                                     By:  ------------------------------------

                                     Title: ----------------------------------


                                     EXCELSIOR MULTI-STRATEGY HEDGE FUND
                                     OF FUNDS (TI 2), LLC

                                     By:  ------------------------------------

                                     Title: ----------------------------------

                               ____________, 2009



EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TI 2), LLC

         RE:  CUSTODIAN SERVICES FEES

Dear Sir/Madam:

         This letter constitutes our agreement with respect to compensation to be paid to PFPC Trust Company ("PFPC Trust") under the terms of a Custodian Services Agreement dated as of _____________, 2009 between PFPC Trust and
Excelsior Multi-Strategy Hedge Fund of Funds (TI 2), LLC ("you" or the "Company"), as amended from time to time (the "Agreement"), for services provided on behalf of the Company. Pursuant to Paragraph 11 of the Agreement, and in consideration of the services to be provided to the Company, you will pay PFPC Trust certain fees and out-of-pocket and other charges as follows:

ASSET BASED FEES:

         The following fee will be calculated daily based upon the Company's average gross assets and payable monthly, in the following amount:

         .005% of the Company's average gross assets.

TRANSACTION CHARGES:

         A transaction includes buys, sells, calls, puts, maturities, free deliveries, free receipts, exercised or expired options, opened or closed short sales and the movement for each piece of underlying collateral for a repurchase agreement, etc.

         DTC/Fed book entry                          $10.00
         Paydowns                                    $ 4.50
         Physical certificate                        $20.00
         Options contract                            $30.00
         Repurchase agreement                        $10.00
         Wires                                       $10.00
         Third-party foreign exchange                $50.00

MINIMUM MONTHLY FEES:

         The minimum monthly fee will be $900, excluding transaction charges and out-of-pocket and other charges.

OUT-OF-POCKET AND OTHER CHARGES:

         PFPC Trust's out-of-pocket and other charges, include, but are not limited to, global custody fees and charges, data repository and analytics suite access fees, federal express delivery, data transmissions, conversion and deconversion amounts, check processing fees, tax processing and filing fees, segregated account charges ($100 per segregated account), proxy services and special taxes.

MISCELLANEOUS:

         With respect to any daily net overdrawn cash balances for the Company, a monthly charge shall be assessed based on 125% of the average federal funds rate for that month.

         PFPC Trust will, with respect to sweep earnings from the sweep of net excess cash balances performed pursuant to the Agreement, credit the Company with such sweep earnings on a monthly basis (less .25% of assets swept as a service fee to PFPC Trust).

         PFPC Trust shall be entitled to deduct its fees and charges from the Company's account monthly when due, provided that PFPC Trust shall promptly account for such fees and charges to the Company. Adjustments to such fees and charges (if any) will be made in the next monthly payment period.

         PFPC Trust has made the following assumptions in preparing this fee letter: (i) trade information will be transmitted electronically to PFPC Trust;
(ii) any securities lending activity will utilize PFPC Trust as the Company's securities lending agent pursuant to PFPC Trust's standard securities lending program; and (iii) daily and monthly reports will be accessed via PFPC Trust's on-line data warehouse. Any material departure from these assumptions may result in a fee adjustment at the discretion of PFPC Trust.

         After the one year anniversary of the effective date of this fee letter, PFPC Trust may adjust the fees described in this letter once per calendar year, upon thirty (30) days' prior written notice in an amount not to exceed the cumulative percentage increase in the Consumer Price Index for All Urban Consumers (CPI-U) U.S. City Average, All items (unadjusted) - (1982-84=100), published by the U.S. Department of Labor since the last such adjustment in PFPC Trust's fees (or the effective date of the fee letter absent such a prior adjustment).

         The fee for the period from the day of the year this fee letter is entered into until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

         If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                         Very truly yours,


                                         PFPC TRUST COMPANY

                                         By:
                                            ---------------------------------

                                         Name:
                                              -------------------------------

                                         Title:
                                               ------------------------------


Agreed and Accepted:


EXCELSIOR MULTI-STRATEGY HEDGE
FUND OF FUNDS (TI 2), LLC

By:
   ---------------------------------

Name:
     -------------------------------

Title:
      ------------------------------